EX-35.1
(logo) CWCapital
Asset Management

March 12, 2008



TRUSTEE:
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attn: Corporate Trust Services (CMBS)
Wachovia Bank Commercial Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2007-C30

DEPOSITOR:
Wachovia Commercial Mortgage Securities,Inc.
301 South College Street
Charlotte, North Carolina 28288
Attn: Charles L. Culbreth, H. Royer Culp, Jr.,
Elizabeth K. Stinson and Lars A. Carlsten,

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 25th Floor
New York, NY 10007

CONTROLLING CLASS REPRESENTATIVE:
Cadim TACH Inc.
c/o CDP Capital Real Estate Advisors
CDP Capital Center
1000 Jean-Paul-Rjopelle Place, Suite A-300
Montreal, Quebec H2Z 2B6, Canada
Attention: Corporate Secretary

RE: WBCMT 2007-C30 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 3.13 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 3/28/2007 - 12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.







701 13th Street, NW, Suite 1000, Washington, DC  20005
www.cwcapital.com


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Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone

David B. Iannarone
Managing Director